Exhibit 10.32

CONSULTING AND INDEPENDENT CONTRACTOR AGREEMENT

THIS CONSULTING AND INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made by and between Clearside Biomedical, Inc., a Delaware corporation (the “Company” or “Clearside”), and Brion Raymond (“Consultant”) (hereinafter collectively “the parties”) and entered into as of the date of execution by both parties (the “Effective Date”).

WHEREAS, Consultant’s employment with Clearside terminated effective December 30, 2019 (the “Separation Date”);

WHEREAS, the parties have entered into a Release and Settlement Agreement (hereinafter “Release Agreement”) and intend for all terms contained within the Release Agreement to remain in effect and binding;

WHEREAS, Clearside wishes to continue to affiliate with Consultant to obtain the consulting services described below; and

WHEREAS, Clearside wishes to maintain in confidence all trade secrets and confidential information of the Company for the purpose of the consulting services or arising from the consulting services.

NOW, THEREFORE, the Company and Consultant hereby agree:

1.

Scope of Engagement.  During the term of this Agreement, the Company hereby engages the Consultant as an independent contractor to provide consulting services to the Company (hereinafter “Consulting Services”). These Consulting Services shall consist of consulting on XIPERE related matters, certain non-XIPERE related matters and any and all other services as specifically authorized and directed by the Company to perform.  If the nature of the Consulting Services does not require Consultant to be present at Clearside’s business premises, Consultant will not be required to perform such Services at any particular location.

2.  Term.  The Consultant’s engagement with the Company shall commence on January 2, 2020, and shall continue for a period of six (6) months, through and until June 30, 2020, after which it shall terminate (the “Term”). During the Term, Consultant agrees to provide Clearside with up to the equivalent of twelve (12) work days (that being ninety-six (96) hours) of consulting services on XIPERE related matters at no hourly fee.  Consultant further agrees to provide Clearside with consulting services on non-XIPERE related matters, and XIPERE related matters beyond the twelve (12) work days referenced, on an hourly basis to be billed in accordance with Paragraph 3.1 below. The Term may be extended beyond June 30, 2020 with the mutual consent of both parties in writing.  Any such extension of the Agreement shall be month to month and either party may terminate thereafter by giving written notice to the other party prior to the start of any subsequent month.

E

3. Fees and Benefits.

     3.1 As full compensation for the Consulting Services, the Company will provide Consultant with the following compensation and/or benefits:

(a) Clearside will agree to accelerate the vesting of existing stock options for Consultant.  More specifically, Clearside previously granted Consultant one or more options to purchase shares of the Company’s common stock (the “Options”) pursuant to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”). Vesting of Consultant’s outstanding Options ended on the Separation Date, at which time 77,500 shares subject to the Options remained unvested (the “Unvested Options”). Although the Company is not otherwise obligated to do so, if Consultant (i) continues to provide services to the Company under the terms of this Agreement through June 30, 2020, and (ii) timely signs, dates and returns this fully executed Agreement to the Company, subject to approval by the Company’s Board of Directors, the Company will accelerate the vesting of 6,250 shares at a strike price of $1.24 subject to the Unvested Options on March 31, 2020 and 6,250 shares at a strike price of $1.24 subject to the Unvested Options on June 30, 2020. The exercise period for the aggregate of 12,500 shares referenced in the preceding sentence will be extended so that such shares will remain exercisable through September 30, 2020.  Consultant and the Company hereby consent to the modification and amendment of the terms governing Consultant’s Options and the option documents to conform to the provisions of this Agreement, and Consultant acknowledges and understands that the Options will no longer qualify as incentive stock options.  Except as expressly set forth in this paragraph, Consultant’s Options, including the terms and conditions of the Options and Consultant’s rights and obligations with respect to the Options, will continue to be governed by the terms of Consultant’s operative stock option grant notices and agreements with the Company and the Plan.  With respect to the Options detailed in this subsection (a), each vesting shall be contingent on there being no uncured breach of the terms of this Agreement by Consultant on or prior to each vesting date.

(b) As it relates to the Consulting Services provided by Consultant on XIPERE related matters, Clearside will reimburse Consultant for pre-approved necessary and ordinary business-related expenses.  Other than the Options detailed in subsection (a) above, Consultant will not be provided with additional compensation for the twelve (12) work days of XIPERE related Consulting Services provided pursuant to this Agreement.  Should  the Consulting Services on XIPERE related matters exceeds the twelve (12) work days contemplated in Paragraph 2 above, Consultant will be provided with his hourly rate referenced in 3.1(c) below.

(c) As it relates to the Consulting Services provided by Consultant on non-XIPERE related matters, Consultant will be paid his customary hourly rate of $400.00/hour (the “Consulting Fee”).  For non-XIPERE related Consulting Services, Consultant will also be reimbursed for pre-approved necessary and ordinary business-related expenses.

E

Consultant shall timely submit invoices detailing the Consulting Services rendered and the time spent on such Consulting Services pursuant to this Agreement and any approved business-related expenses incurred, along with supporting receipts and documentation. This invoicing requirement applies to both XIPERE related and non-XIPERE related Consulting Services so that Clearside can track the hours provided with respect to both XIPERE related and non-XIPERE related services. Any Consulting Fee due per subparagraphs (b) or (c) above and approved reimbursements shall be payable in a lump sum within thirty (30) days following the date the invoice for Consulting Services is submitted to the Company by Consultant.  Consultant understands that he will receive an IRS Form 1099 or equivalent from the Company at year-end for the Consulting Fees, Options and reimbursements detailed herein. Consultant further acknowledges and agrees that he shall be solely responsible for all federal, state and local taxes related to the Consulting Fees and Options as detailed more fully in Section 4.2 below.

3.2 Consultant agrees that he is not entitled to any benefits that the Company provides to its employees, including but not limited to vacation, group medical or life insurance, disability, retirement benefits or any other benefit plans offered by the Company. Consultant expressly waives the right to participate in any such programs. Consultant also agrees that, consistent with his independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits or workers’ compensation benefits.

3.3 Except for pre-approved business-related expenses, Consultant is responsible for payment of all expenses incurred in performing the Consulting Services, including but not limited to expenses for Internet or phone service on mobile or other devices.  Moreover, unless specifically authorized or otherwise addressed herein, Consultant shall furnish, at his own expense, the equipment, supplies, and other materials used to perform the Consulting Services.  Consultant will be provided with access to the Company’s premises and equipment to the extent necessary for the performance of the Consulting Services.

4. Independent Contractor Status.

4.1 Consultant understands and agrees that he is being engaged by the Company as an independent contractor. Nothing in this Agreement shall transform the Consultant into an employee, agent, or legal representative of the Company in any capacity whatsoever.  Unless expressly authorized to do so, Consultant has no authority to bind or obligate the Company in any manner and shall not hold himself out to others as having any such authority.  In addition, Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. The Consultant shall be responsible for any and all of his acts or omissions. The Consultant agrees to indemnify and hold harmless the Company from all losses, liabilities, and costs incurred by the Company on account of any acts or omissions of the Consultant.

4.2 As an independent contractor, the Consultant understands and agrees that he will be responsible for obtaining his own valid workers’ compensation insurance or any other

E

required insurance. The Company shall not be responsible for any injuries sustained by Consultant while engaged with the Company.  Consultant acknowledges and agrees that, due to the fact that Consultant is an independent contractor, the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, or making any insurance contributions.  Consultant is responsible for, and shall indemnify the Company against, all such taxes or contributions, including any penalties and interest.

4.3 To the extent Consultant performs the Consulting Services on the Company’s premises and/or utilizes the Company’s equipment, he shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

5.	Confidentiality.

In the course of Consultant providing Consulting Services, he will have access to and acquire knowledge of trade secrets and other confidential information as defined in Paragraph 15 of the Release Agreement and Clearside’s Proprietary Information and Inventions Agreement concerning Clearside’s operations, plans, products, finances, employees, and business methods, which information Consultant understands would be extremely damaging to Clearside if disclosed to a competitor or made available to any other person or corporation.  Consultant promises that he will not disclose or reveal any trade secrets or confidential information to anyone, and will not use Clearside’s trade secrets or confidential information for any personal or business purpose, unless necessary in the performance of the Consulting Services. The agreements set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement and the duty imposed on Consultant hereunder shall remain effective for as long as the trade secrets and confidential information remain protected under state law.  The parties agree and acknowledge that this non-disclosure provision is reasonable and breach of this provision would cause harm to Clearside.

6.  “Work Made for Hire” and Intellectual Property Developed by Consultant.

6.1

The Company shall own all right, title and interest in any inventions or discoveries (e.g., compositions of matter, devices, processes, treatments, improvements, concepts, ideas and the like), whether or not patentable, developed or acquired by Consultant and/or the Company’s employees as a result of the Consulting Services (hereinafter “Inventions”).

6.2

Consultant will promptly, without royalty and at the Company’s expense, (i) disclose to Company any Inventions that he develops or acquires, (ii) execute all applications, assignments and other instruments and do such other acts that the Company may deem necessary to obtain and maintain patent rights, copyrights and other similar intellectual property rights anywhere in the world and (iii) provide the Company assistance as needed in any legal proceedings regarding such intellectual property rights.

E

6.3 Consultant will document, and provide such documentation at no extra charge to the Company, sufficient details of the work performed as such that the Company can verify the work done and use such documentation for understanding and permanent records of change.

7.  Consultant’s Representation.  The Consultant represents and warrants to the Company that his acceptance of engagement by the Company hereunder does not violate and will not violate any contract or agreement to which the Consultant is a party and does not or will not result in a breach by the Consultant of any covenant of non-disclosure or any other covenant or agreements owed by the Consultant to any person, corporation or legal entity other than the Company. The Consultant shall indemnify and hold the Company harmless from any and all claims, suits, or causes of action arising from any contract, agreement, or covenant described herein to which the Consultant is a party.  It is understood and agreed between the parties that the performance of Consulting Services as defined in this Agreement shall not be deemed to violate the applicable post-employment covenants contained within the Proprietary Information and Inventions Agreement executed by Consultant that remain in effect and binding as detailed in Paragraph 15 of the Release Agreement.

8. Terms.

8.1 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant or any of the Company’s rights hereunder.

8.2 Entire Agreement. This Agreement and the Release Agreement contain the entire agreement between the parties and supersede any prior or contemporaneous agreements between the parties. This Agreement may not be changed orally, but only by an agreement in writing, duly signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

8.3 Severability.  In the event that any provisions of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect and Consultant hereby confers upon such court the power to replace such void or invalid provisions with such other enforceable and valid provisions as shall be as close to the original in form and effect.

8.4 Governing Law. This Agreement and all related disputes shall be governed by and construed in accordance with the laws of the State of Georgia, irrespective of the fact that either of the parties now is or may become a resident of a different state.  Consultant acknowledges that Georgia has a substantial nexus with this Agreement.

8.5 Forum Selection.  The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and federal courts located in Georgia. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of

E

litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph.

8.6 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Consultant cannot assign any of his rights or obligations under this Agreement.

8.7 Consultant Acknowledgement.  Consultant acknowledges that he has been advised by the Company to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires.  Consultant further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

8.8 Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original and together shall constitute one executed Agreement.  Scanned or facsimile signatures shall be deemed valid and the equivalent of originals unless there is an assertion that it is not genuine.

By:_/s/ Brion Raymond Brion Raymond Address: ___________________________ ___________________________ Date: January 3, 2020	By:/s/ George Lasezkay On Behalf of Clearside Biomedical, Inc. Address: ___________________________ ___________________________ Date: January 3, 2020